CUSIP No. 225235 10 0             SCHEDULE 13G               Page 1 of 9


                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934

                        (Amendment No. 1)

                         Crdentia Corp.
                         --------------
                        (Name of Issuer)

                 Common Stock. $0.0001 par value
                 -------------------------------
                 (Title of Class of Securities)

                           225235 10 0
                           -----------
                         (CUSIP Number)

                          May 18, 2004
                          ------------
     (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x]          Rule 13d-1(b)

[x]          Rule 13d-1(c)

[ ]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No. 225235 10 0             SCHEDULE 13G               Page 2 of 9


1	Name of Reporting Person			  MEDCAP MANAGEMENT & RESEARCH LLC

	IRS Identification No. of Above Person					    94-3411543
2	Check the Appropriate Box if a member of a Group		      (a)  [ ]

															      (b)  [ ]
3	SEC USE ONLY

4	Citizenship or Place of Organization					      DELAWARE

  NUMBER OF		5	Sole Voting Power						     3,016,014
   SHARES
BENEFICIALLY	6	Shared Voting Power								     0
OWNED BY EACH
  REPORTING		7	Sole Dispositive Power					     3,016,014
 PERSON WITH
				8	Shared Dispositive Power						     0

9	Aggregate Amount Beneficially Owned by Each Reporting	     3,016,014
	Person

10	Check Box if the Aggregate Amount in Row (9) Excludes			   [ ]
	Certain Shares

11	Percent of Class Represented by Amount in Row 9					 14.5%

12	Type of Reporting Person										    IA

 CUSIP No. 225235 10 0             SCHEDULE 13G               Page 3 of 9


1	Name of Reporting Person						  MEDCAP PARTNERS L.P.

	IRS Identification No. of Above Person					    94-3412423

2	Check the Appropriate Box if a member of a Group		      (a)  [ ]

															      (b)  [ ]
3	SEC USE ONLY

4	Citizenship or Place of	Organization					      DELAWARE

  NUMBER OF		5	Sole Voting Power						     3,016,014
   SHARES
BENEFICIALLY	6	Shared Voting Power								     0
OWNED BY EACH
  REPORTING		7	Sole Dispositive Power					     3,016,014
 PERSON WITH
				8	Shared Dispositive Power						     0

9	Aggregate Amount Beneficially Owned by Each				     3,016,014
	Reporting Person

10	Check Box if the Aggregate Amount in Row (9) Excludes			   [ ]
	Certain Shares

11	Percent of Class Represented by Amount							 14.5%
	in Row 9

12	Type of Reporting Person										    PN

 CUSIP No. 225235 10 0             SCHEDULE 13G               Page 4 of 9


1	Name of Reporting Person								 C. FRED TONEY

	IRS Identification No. of Above Person					   ___-__-____

2	Check the Appropriate Box if a member of a Group		      (a)  [ ]

															      (b)  [ ]

3	SEC USE ONLY

4	Citizenship or Place of Organization					 UNITED STATES

  NUMBER OF		5	Sole Voting Power						     3,016,014
   SHARES
BENEFICIALLY	6	Shared Voting Power								     0
OWNED BY EACH
  REPORTING		7	Sole Dispositive Power					     3,016,014
 PERSON WITH
				8	Shared Dispositive Power						     0

9	Aggregate Amount Beneficially Owned by Each				     3,016,014
	Reporting Person

10	Check Box if the Aggregate Amount in Row (9) Excludes			   [ ]
	Certain Shares

11	Percent of Class Represented by Amount in Row 9					 14.5%

12	Type of Reporting Person										 IN/HC

 CUSIP No. 225235 10 0             SCHEDULE 13G               Page 5 of 9


Item 1(a).	Name of Issuer:

				Crdentia Corp.

Item 1(b).	Address of Issuer's Principal Executive Offices:

				14114 Dallas Parkway, Suite 600
				Dallas, TX  75254

Item 2(a).	Names of Persons Filing:

				MedCap Management & Research LLC ("MMR")

				MedCap Partners L.P. ("Partners")

				C. Fred Toney

Item 2(b).	Address of Principal Business Office or, if none, Residence:

				The business address of each reporting person is 500 3rd
Street, Suite 535, San Francisco, CA 94107.

Item 2(c).	Citizenship:

				Reference is made to item 4 of pages two (2), three (3)
and four (4) of this Schedule 13G, which Items are incorporated by reference herein.

Item 2(d).	Title of Class of Securities:

				Common Stock, $0.0001 par value

Item 2(e).	CUSIP Number:

				225235 10 0

Item 3.		If this statement is filed pursuant to Rule
			240.13d-1(b) or 240.13d-2(b) or (c), check whether the person
			filing is a:

			(a) [ ] Broker or dealer registered under section 15 of the Act
			(15 U.S.C. 78o);

			(b) [ ] Bank as defined in section 3(a)(6) of the Act (15
			U.S.C. 78c);

			(c) [ ] Insurance company as defined in section 3(a)(19) of the
			Act (15 U.S.C. 78c);

			(d) [ ] Investment company registered under section 8 of the
			Investment Company Act of 1940 (15 U.S.C. 80a-8);

 CUSIP No. 225235 10 0             SCHEDULE 13G               Page 6 of 9

			(e) <F1>[x] An investment adviser in accordance with section
			240.13d-1(b)(1)(ii)(E);

			(f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

			(g) <F2>[x] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

			(h) [ ] A savings association as defined in Section 3(b) of
			the Federal Deposit Insurance Act (12 U.S.C. 1813);

			(i) [ ] A church plan that is excluded from the definition of
			an investment company under section 3(c)(14) of the Investment
			Company Act of 1940 (15 U.S.C. 80a-3);

			(j) [ ] Group, in accordance with section
			240.13d-1(b)(1)(ii)(J).

Item 4.		Ownership.

				Reference is hereby made to Items 5-9 and 11 of pages
two (2), three (3) and four (4) of this Schedule 13G, which Items are incorporated by reference herein.

				The securities to which this Schedule 13G relates consist
of 2,000,000 shares of Series A Convertible Preferred Stock, which are currently convertible into 2,000,000 shares of common stock and which vote along with the common stock on an as-converted basis, and 1,016,014 shares of common stock (collectively, the "Securities").  MMR as general partner and investment manager of Partners and C. Fred Toney as managing member of
MMR may be deemed to beneficially own the Securities owned by Partners in that they may be deemed to have the power to direct the voting or disposition of the shares.

				Neither the filing of this Schedule 13G nor any of its
contents shall be deemed to constitute an admission that either MMR or
Mr. Toney is, for any purpose, the beneficial owner of any such Securities to which this Schedule relates, and MMR and Mr. Toney disclaim beneficial ownership as to the Securities, except to the extent of their respective pecuniary interests therein.

				Under the definition of "beneficial ownership" in Rule
13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, executive officers, and members of the foregoing entities might be deemed the "beneficial owners" of some or all.

<F>
<F1>MMR is an investment adviser.
<F2>C. Fred Toney is a control person.
</F]

 CUSIP No. 225235 10 0             SCHEDULE 13G               Page 7 of 9

of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

Item 5.		Ownership of Five Percent or Less of a Class.

				Not applicable.

Item 6.		Ownership of More Than Five Percent on Behalf of Another Person.

				Not applicable.

Item 7.		Identification and Classification of the Subsidiary Which
			Acquired the Security Being Reported on by the Parent Holding
			Company.

				Not applicable.

Item 8.		Identification and Classification of Members of the Group.

				Not applicable.

Item 9.		Notice of Dissolution of Group.

				Not applicable.

Item 10.	Certifications.

				By signing below the undersigned certify that, to the best
of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

							Signature

				After reasonable inquiry and to the best of their knowledge
and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:	May 21, 2004			MEDCAP MANAGEMENT & RESEARCH LLC


								By: ------------------------------
								C. Fred Toney, its Managing Member

 CUSIP No. 225235 10 0             SCHEDULE 13G               Page 8 of 9

								C. FRED TONEY


								----------------------------------
								C. Fred Toney



				By signing below the undersigned certifies that, to the
best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

							Signature

				After reasonable inquiry and to the best of its knowledge
and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:	May 21, 2004			MEDCAP PARTNERS L.P.
								By:  MedCap Management & Research LLC,
								its General Partner


								By: ----------------------------------
									C. Fred Toney, its Managing Member




							EXHIBIT INDEX

		Exhibit A	Joint Filing Undertaking				Page 9

 CUSIP No. 225235 10 0             SCHEDULE 13G               Page 9 of 9

						EXHIBIT A

					JOINT FILING UNDERTAKING

				The undersigned, being authorized thereunto, hereby execute
this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.


Dated:	May 21, 2004			MEDCAP MANAGEMENT & RESEARCH LLC


								By: ----------------------------------
									C. Fred Toney, its Managing Member


								MEDCAP PARTNERS L.P.
								By: MedCap Management & Research LLC,
								its General Partner


								By: ----------------------------------
									C. Fred Toney, its Managing Member


								C. FRED TONEY


								--------------------------------------
								C. Fred Toney